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2nd Request
Urgent Proxy Information
Please cast your vote now!
Dear Shareholder:
Several weeks ago, we mailed you proxy information so that you could vote on important proposals that affect your fund. This information described the proposals and asked for your vote on these important issues. It has been called to our attention that we have not yet received your ballot.
YOUR VOTE IS IMPORTANT, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY
BE.
I am writing to remind you that your participation is extremely important. The shareholder meeting cannot be held until we receive a majority of the votes. If you haven't done so already, please cast your vote on the enclosed proxy card.
Shareholders who hold the fund in more than one account will receive one card for each account and should vote each card.
VOTING IS QUICK AND EASY.  EVERYTHING YOU NEED IS ENCLOSED.
TO VOTE BY MAIL
Please mail your SIGNED proxy card in the postage-paid envelope right away no matter how many shares of the fund you own.
TO VOTE BY FAX
Please fax the front and back of your SIGNED proxy card to our proxy tabulator at
1-888-451-8683.

If you have already voted, thank you for your response. If you have any further questions, please call Fidelity at 1-800-544-8888. We appreciate your immediate attention. Thank you.
Sincerely,
Edward C. Johnson 3d
Chairman and Chief Executive Officer
URGENT REMINDER TO ALL FIDELITY CONTRAFUND SHAREHOLDERS
YOUR VOTE IS VERY IMPORTANT whether you have invested in your fund through a retirement plan such as a 401(k), 403(b), 457 or similar plan; an IRA, Rollover IRA, SEP-IRA, or Keogh account; or a brokerage, trust or other type of account.

Shareholders who hold the fund in more than one account will receive one card for each account and should vote each card.
PLEASE BE SURE TO MAIL YOUR PROXY CARD RIGHT AWAY no matter what type of account you have or how many shares you own.
THANKS AND REMEMBER TO VOTE YOUR PROXY TODAY.